Exhibit 5
[LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]
March 28, 2007
InfraSource Services, Inc.
100 West Sixth Street
Suite 300
Media, Pennsylvania 19063
     Re:  Registration Statement on Form S-8: InfraSource Services, Inc.
Ladies and Gentlemen:
     We have acted as counsel to InfraSource Services, Inc. (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, of up to an additional 804,677 shares (the “Additional Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to future awards (“Awards”) to be granted under the Company’s 2004 Omnibus Stock Incentive Plan (the “Incentive Plan”).
     In rendering our opinion, we have reviewed originals or copies of: (i) the registration statement on Form S-8 of the Company relating to the Incentive Plan as filed with the Securities and Exchange Commission (the “Commission”) on March 28, 2007 (the “Registration Statement”); (ii) the Incentive Plan; (iii) the Restated Certificate of Incorporation, as amended, of the Company and the Amended and Restated Bylaws of the Company; (iv) certain resolutions of the Board of Directors relating to the Incentive Plan and the filing of the Registration Statement; and (v) such certificates, documents, corporate records and other instruments and matters of law as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies, the genuineness of all signatures, and the legal capacity of all natural persons.
     The opinion expressed below is based on the assumption that the Registration Statement will have been filed by the Company with the Commission and will have become effective before any of the Additional Shares are issued, and that persons acquiring the Additional Shares will do so strictly in accordance with the terms of the Incentive Plan, and will receive a prospectus containing all the information required by Part I of the Registration Statement on Form S-8 before acquiring such Additional Shares.
     Based on the foregoing, we are of the opinion that the Additional Shares, when issued pursuant to Awards granted under the Incentive Plan (including, where applicable, the payment of any exercise price or purchase price, and the satisfaction of any vesting restrictions) in accordance with the terms and conditions thereof, will be legally issued, fully paid and non-assessable.
     We do not express any opinion as to the laws of any jurisdiction other than the Federal securities laws and the Delaware General Corporation Law, which includes the applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws.
     This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.
     We consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 being filed with respect to the offering of the Additional Shares.

Very truly yours,
/s/ Ballard Spahr Andrews & Ingersoll, LLP